Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) February 3, 2022—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter ended December 31, 2021.

•Operating cash flow decreased 30% to $46.3 billion for the trailing twelve months, compared with $66.1 billion for the trailing twelve months ended December 31, 2020.
•Free cash flow decreased to an outflow of $9.1 billion for the trailing twelve months, compared with an inflow of $31.0 billion for the trailing twelve months ended December 31, 2020.
•Free cash flow less principal repayments of finance leases and financing obligations decreased to an outflow of $20.4 billion for the trailing twelve months, compared with an inflow of $20.3 billion for the trailing twelve months ended December 31, 2020.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations decreased to an outflow of $14.3 billion for the trailing twelve months, compared with an inflow of $21.4 billion for the trailing twelve months ended December 31, 2020.
•Common shares outstanding plus shares underlying stock-based awards totaled 523 million on December 31, 2021, compared with 518 million one year ago.
Fourth Quarter 2021
•Net sales increased 9% to $137.4 billion in the fourth quarter, compared with $125.6 billion in fourth quarter 2020. Excluding the $1.3 billion unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 10% compared with fourth quarter 2020.
•Operating income decreased to $3.5 billion in the fourth quarter, compared with $6.9 billion in fourth quarter 2020.
•Net income increased to $14.3 billion in the fourth quarter, or $27.75 per diluted share, compared with $7.2 billion, or $14.09 per diluted share, in fourth quarter 2020. Fourth quarter 2021 net income includes a pre-tax valuation gain of $11.8 billion included in non-operating income from our common stock investment in Rivian Automotive, Inc., which completed an initial public offering in November.
Full Year 2021
•Net sales increased 22% to $469.8 billion, compared with $386.1 billion in 2020. Excluding the $3.8 billion favorable impact from year-over-year changes in foreign exchange rates throughout the year, net sales increased 21% compared with 2020.
•Operating income increased to $24.9 billion, compared with operating income of $22.9 billion in 2020.
•Net income increased $33.4 billion, or $64.81 per diluted share, compared with net income of $21.3 billion, or $41.83 per diluted share, in 2020.

“A big thank you to employees across Amazon who overcame another quarter of COVID-related challenges and delivered for customers this holiday season. Given the extraordinary growth we saw in 2020 when customers predominantly stayed home, and the fact that we’ve continued to grow on top of that in 2021, our Retail teammates have effectively operated in peak mode for almost two years. It’s been a tremendous effort, and I’m appreciative and proud of how hard our teams have worked to serve customers,” said Andy Jassy, Amazon CEO. “As expected over the holidays, we saw higher costs driven by labor supply shortages and inflationary pressures, and these issues persisted into the first quarter due to Omicron. Despite these short-term challenges, we continue to feel optimistic and excited about the business as we emerge from the pandemic. When you combine how we’re staffing and scaling our fulfillment network to bring even faster delivery to more customers, the extraordinary growth of AWS with 40% year-over-year growth (and now a $71 billion revenue run rate), the addition of marquee new entertainment like The Lord of the Rings: The Rings of Power and Thursday Night Football, and a plethora of new capabilities that we’re building in areas like Alexa, Ring, Grocery, Pharmacy, Amazon Care, Kuiper, and Zoox, there’s a lot to look forward to in the months and years ahead.”
Amazon also continues to invest heavily in Prime. In the last few years, Amazon has added more product selection available with fast, free, unlimited Prime shipping; more exclusive deals and discounts; and more high-quality digital entertainment, including TV, movies, music, and books. Since 2018, Prime Video has tripled the number of Amazon Originals, rolling out new series and movies like The Boys, The Wheel of Time, Tom Clancy’s Jack Ryan, The Underground Railroad, Sound of Metal, Coming 2 America, The Tomorrow War, and Being the Ricardos. This September, Prime Video will release the highly anticipated The Lord of the Rings: The Rings of Power and become the exclusive home of Thursday Night Football as part of a historic 11-year agreement with the National Football League (NFL). Since 2018 in the U.S., availability of Free Same-Day Delivery has expanded from 48 metropolitan areas to more than 90, items available for Prime free shipping have increased over 50%, and members have saved billions of dollars shopping Prime Day. This is all on top of new program benefits like prescription savings and fast, free delivery from Amazon Pharmacy and the continually growing Amazon Music for Prime members, Prime Reading, and Prime Gaming. With the continued expansion of Prime member benefits as well as the rise in wages and transportation costs, Amazon will increase the price of a Prime membership in the U.S., with the monthly fee going from $12.99 to $14.99, and the annual membership from $119 to $139. This is the first time Amazon has raised the price of Prime since 2018. For new Prime members, the price change will go into effect on February 18, 2022, and for current Prime members, the new price will apply after March 25, 2022, on the date of their next renewal.
Highlights

Shopping
•Amazon had its biggest-ever Black Friday to Cyber Monday holiday shopping weekend, with apparel, beauty, home, and toys among the top-selling categories. During the holiday season, third-party sellers—most of which are small and medium-sized businesses—achieved record worldwide sales in Amazon’s store. More than 130,000 third-party sellers worldwide surpassed $100,000 in sales on Amazon, and between Black Friday and Christmas, U.S.-based third-party sellers sold an average of 11,500 products per minute. In addition, Amazon India’s month-long Great Indian Festival sales event was the biggest shopping celebration ever for sellers and brand partners on Amazon.in, with nearly 30,000 sellers surpassing $100,000 in sales.
•Prime members are taking advantage of program benefits in record numbers. In 2021, members in the U.S. received more than 6 billion free deliveries, and over 200 million Prime members worldwide streamed shows and movies.
•Amazon Style, Amazon’s first-ever physical store for apparel, will open this year at The Americana at Brand, a top shopping destination in greater Los Angeles. Amazon Style is built around personalization and innovation. It uses machine learning algorithms to produce tailored recommendations in real time as customers shop, making it easier than ever to discover new looks. At Amazon Style, customers will be able to have items sent to a fitting room with the tap of a button in the Amazon app and continue shopping from their fitting room without having to leave.
•The first Starbucks Pickup with Amazon Go store opened in New York City. With this new store concept, customers can order a handcrafted Starbucks beverage or food item for pickup through the Starbucks app and grab food items from the Amazon Go market, all in one convenient location without having to wait in line to pay. Starbucks and Amazon Go plan to open two more stores in 2022, with the next location planned for The New York Times Building in New York City.
•UK grocer Sainsbury’s opened SmartShop Pick & Go, a Just Walk Out technology-enabled convenience store in Holborn Circus, London. The store marked the first time Amazon’s Just Walk Out technology launched in a third-party customer store internationally. It was also the first time Amazon retrofitted a third-party retail store with Just Walk Out technology, meaning the store uses Sainsbury’s existing fixtures and fittings with Amazon’s technology.
•For the second year in a row, the Retailer Preference Index—a report from research firm dunnhumby based on insights from 10,000 shoppers on 57 grocers in the U.S.—ranked Amazon as the best overall grocery retailer. Amazon was recognized for offering customers consistently low prices, convenience, and great selection on a wide variety of grocery items sold on Amazon.com.
•Amazon partnered with Affirm to offer customers even more ways to pay on Amazon. Customers in the U.S. now have the flexibility to split the total cost of eligible purchases of $50 or more into monthly payments at checkout with no late or hidden fees.

•Amazon announced that later this year, more than 80 million Venmo users in the U.S. will have the option to pay with PayPal-owned Venmo in Amazon’s online stores using their linked bank account or Venmo balance.
•Amazon continues to invest in offering Prime members around the world same-day delivery options, including Free Same-Day Delivery, where Prime members can receive their order the same day they ordered it, and Faster Same-Day Delivery, where Prime members can receive their order in as fast as five hours. Free Same-Day Delivery is now available in more than 90 metro areas in the U.S. with the addition of Fort Collins, Colorado, and Provo, Utah; in 58 metro areas in Europe; and in Tokyo, Japan. Faster Same-Day Delivery is now available in 24 metro areas in the U.S., with new launches in the past quarter in Austin, Cincinnati, Cleveland, Denver, Indianapolis, Las Vegas, Salt Lake City, San Antonio, and San Diego.
•Amazon published its largest ever Holiday Fashion print lookbook, which was sent to millions of Prime members offering more than 1,000 items to choose from for their holiday shopping. Prime members in the U.S. who received the lookbook were able to browse a curated selection of fashion gifts and use their phone to shop items by scanning a QR code.

Entertainment
•The Wheel of Time, starring Rosamund Pike, ranked No. 1 in Nielsen’s rankings of streaming series the week of its premiere, with customers viewing more than 1 billion minutes of the series across its first three episodes. Additional Prime Video series releases included the new comedy Harlem, the adult animated comedy Fairfax, and the final season of the sci-fi fan favorite The Expanse. Prime Video also announced that the first season of Reacher, a new series based on the international best-selling book Killing Floor by Lee Child, will be released on February 4, and that Diabolical, an animated spinoff of the global hit series The Boys, is set to premiere in 2022.
•The critically acclaimed and highly anticipated Prime Video original film Being the Ricardos, starring Nicole Kidman and Javier Bardem and directed by Aaron Sorkin, premiered in theaters and on Prime Video; The Tender Bar, starring Ben Affleck and directed by George Clooney, premiered in theaters and on Prime Video; and the fourth and final installment of the family-favorite franchise Hotel Transylvania: Transformania, featuring the vocal talents of Selena Gomez and Andy Samberg, premiered on Prime Video.
•Prime Video continues to garner significant awards recognition for its original series and movies. Being the Ricardos was nominated for two Screen Actors Guild (SAG) Awards (female actor in a leading role Nicole Kidman and male actor in a leading role Javier Bardem) and three Critics Choice Awards (lead actress Nicole Kidman, supporting actor J.K. Simmons, and original screenplay Aaron Sorkin). The Tender Bar was nominated for a SAG Award (male actor in a supporting role Ben Affleck). A Hero, the foreign language feature from Iranian director Asghar Farhadi, was nominated for a Critics Choice Award (foreign language film) and shortlisted for the Academy Awards (international feature). The Underground Railroad, which earned seven Emmy nominations in 2021, was nominated for three Critics Choice Awards (limited series, lead actress Thuso Mbedu, and supporting actor William Jackson Harper) and two Independent Spirit Awards (new scripted series and female performer Thuso Mbedu).
•The fourth quarter marked Prime Video’s strongest viewership for live sports globally. The 2021-2022 Thursday Night Football season streaming on Prime Video and Twitch delivered the highest average minute audience, a measurement of the average number of devices streaming Thursday Night Football at any given minute during the live game, since Amazon acquired shared rights in 2017. In the UK, the Manchester United vs. Arsenal soccer game on December 2, 2021, became the most-watched Premier League match ever on the service, with an estimated viewership of more than 4 million. Plus, millions of rugby fans tuned in to the Autumn Nations Series, the first full competitive international rugby union series featuring the top Northern and Southern Hemisphere teams since 2019. In India, Prime Video made its first foray into live sports, streaming cricket matches between New Zealand and Bangladesh.
•Prime Video debuted 28 local originals internationally, including Maradona: Blessed Dream (Argentina), Burning (Australia), Inside Edge Season 3 (India), and The Ferragnez - The Series (Italy). New locally produced series and movies launched in Argentina, Australia, Brazil, France, Germany, India, Italy, Japan, Mexico, Spain, and the UK.
•IMDb TV launched Judy Justice, starring the Honorable Judy Sheindlin, a retired judge of the Manhattan Family Court and a TV judge for over 25 years. The series marked Amazon Studios’ largest-ever episode order for an original series with 120 episodes, and it is the first series to offer audiences a daily release cadence.
•Amazon Music presented music icon Ye’s first headlining concert in five years, with special guest Drake, exclusively on the Amazon Music Twitch Channel, Prime Video, and the Amazon Music app. During the show, customers in the U.S. could preorder a range of limited-edition merchandise created by Ye and fashion designer Demna exclusively in the Amazon Fashion store and in the Amazon Music app.

•The Blippi’s Treehouse series debuted exclusively on Amazon Kids+ in Canada, the UK, and the U.S., bringing one of the world’s most popular kid’s characters to Amazon’s kids and family subscription service.

Devices and Services
•Amazon and Stellantis announced a series of global, multi-year agreements that will introduce new connected experiences across a portfolio of 14 iconic brands, including Chrysler, Dodge, Fiat, Jeep, and Peugeot. As part of the collaboration, Amazon will deliver software for Stellantis’ new digital cabin platform, STLA SmartCockpit, in millions of vehicles over the next decade.
•Amazon announced it has now sold more than 150 million Fire TV devices worldwide since launching the device in 2014. Amazon introduced a new in-vehicle experience for passengers to use Alexa or on-screen touch controls to access more than 1 million TV episodes and movies on Fire TV in the U.S. Fire TV will also be built into BMW’s new 31-inch Theatre Screen for rear-seat passengers.
•Amazon announced a collaboration with Lockheed Martin and Cisco that will send Alexa into space as a part of Artemis I, the first of several NASA missions that will land the first woman and the first person of color on the Moon. Alexa will join the upcoming mission as a part of Callisto, a technology-demonstration payload embedded into NASA’s Orion spacecraft.
•Amazon launched new features to make Alexa more proactive, conversational, and personal. Customers can now teach Alexa their preferences, such as for food and sports, that Alexa will remember when recommending recipes, local restaurants, and sports scores. Alexa can also start a Routine after detecting activities. For example, if Alexa detects a beeping washing machine or the sound of running water, Alexa can alert customers that the laundry is done or to turn off the faucet. Customers using the Echo Show 10 can also enable Conversation Mode for a more natural, back-and-forth interaction with Alexa without needing to repeat the Alexa wake word.
•Amazon launched the Amazon Smart Air Quality Monitor in Canada, France, Italy, Spain, the UK, and the U.S. This new air quality monitor measures the presence of indoor allergens and toxins and makes it simple for customers to check the air quality of their home.
•Ring launched and started shipping the Ring Alarm Glass Break Sensor, which uses artificial intelligence technology to monitor glass windows or doors and alert customers if their glass is broken.
•Amazon announced Amazon Sidewalk Bridge Pro by Ring, which will bring professional-grade device connectivity to even more places, including commercial centers, parks, universities, and wilderness areas. Alongside the announcement, Amazon launched two pilot programs. The first pilot, with Arizona State University, will focus on extending the range of connectivity for the university’s on-campus internet of things devices, including sunlight sensors, temperature sensors, CO2 detectors, and particle counters. The second pilot is with Thingy, a technology company that provides information to first responders about wildfires. Thingy will work with Sidewalk Bridge Pro to provide connectivity for Thingy’s air quality monitoring systems and share information to help combat wildfires.
•Amazon launched Ultrasound Motion Detection for customers to enable Occupancy Routines when motion is detected (or not detected) near their Echo device. With Ultrasound Motion Detection, the device can emit an inaudible ultrasound wave to detect movement and initiate a Routine. For example, with an Occupancy Routine, Alexa can turn off the lights when a person leaves the room or automatically play music when motion is detected near an Echo device.

Amazon Web Services
•AWS announced significant customer momentum, with new commitments and migrations from customers across many major industries.
•In a landmark announcement for the financial services industry, Nasdaq shared its multi-year partnership to migrate its markets to AWS with the goal of becoming the world's first fully enabled, cloud-based exchange. The move includes migrating Nasdaq’s matching engine, the core technology that makes the market tick.
•Technology: Meta, the parent company of Facebook, Instagram, WhatsApp, and other companies, selected AWS as its long-term strategic cloud provider to accelerate artificial intelligence research and development. Qualtrics expanded its relationship with AWS to migrate internal IT systems and customer-facing workloads to the cloud.
•Automotive: Stellantis selected AWS as its preferred cloud provider for vehicle platforms to accelerate new digital products and upskill its global workforce. Rivian selected AWS as its preferred cloud provider for its capabilities in analytics, compute, containers, and machine learning to accelerate the shift to electric vehicles and make transportation cleaner and more sustainable. Aurora selected AWS as its preferred cloud provider for machine learning training and cloud-based simulation workloads to safely accelerate the development of self-driving vehicle technology.
•Retail: Best Buy selected AWS as its preferred cloud provider and will migrate enterprise systems and business-critical workloads to the cloud to modernize its technology platforms and become a destination for top engineering talent. Under Armour selected AWS as its preferred cloud provider for SAP to increase resilience, enhance security, and provide more significant business insights. adidas migrated its SAP environments to AWS to digitize core business processes across its value chain and support new business models such as direct-to-consumer. Richemont is moving its enterprise IT infrastructure to AWS, including its data centers in Europe, Hong Kong, and the U.S.
•Financial services: Goldman Sachs and AWS launched a suite of cloud-based data and analytics solutions for financial institutions, which will reduce the need for investment firms to develop and maintain foundational data-integration technology, lower the barriers to entry for accessing advanced quantitative analytics across global markets, and streamline access to financial data from Goldman Sachs. AIG tapped AWS as its preferred public cloud provider to accelerate a large-scale digital transformation. Fannie Mae is using AWS to automate processes, enhance IT security, and innovate new services that facilitate equitable and sustainable access to homeownership and affordable rental housing.
•Health care and life sciences: Pfizer is working with AWS to improve how new medicines are developed, manufactured, and distributed for testing in clinical trials. Roche is using AWS technology to facilitate secure research collaboration, deliver new diagnostic technologies, and unlock insights from health data to deliver high-quality, individually tailored patient care. Gilead will use AWS machine learning and analytics to inform clinical trial design and advance data-driven decision making to help refine its drug pipeline.
•Agriculture: Bayer Crop Science, in collaboration with Bushel and AWS, launched a carbon footprint measurement solution to help farmers in the U.S. drive more sustainable supply chains and mitigate the impact of agriculture on the environment.
•Manufacturing: Siemens Digital Industries Software expanded its collaboration with AWS to drive adoption of Siemens’ Xcelerator as a Service and help industrial companies accelerate digital transformation in the cloud. Kone selected AWS to provide global cloud capabilities to help innovate and scale its connected solutions and services for smart buildings.
•Media and entertainment: Discovery extended its strategic relationship with AWS to provide discovery+ viewers with enhanced, reliable, and personalized viewing experiences.
•Travel and hospitality: United Airlines selected AWS as its preferred cloud provider to deliver personalized and scalable services for its customers and employees, as well as optimize airport operations.
•The 10th annual AWS re:Invent conference welcomed over 26,000 in-person attendees and hundreds of thousands more virtually. At this year’s event, 115 new services and features were announced, including:
•AWS Private 5G, a managed service that helps enterprises set up and scale private 5G mobile networks in days instead of months.
•AWS Mainframe Modernization, which makes it faster and easier for customers to migrate mainframe and legacy workloads to the cloud and enjoy the superior agility, elasticity, and cost savings of AWS.
•Since their introduction in 2020, Graviton2 processors have been rolled out across general purpose, burstable, compute optimized, storage optimized, and memory optimized instances—providing customers up to 40% better price performance over comparable generation x86-based instances. Today, 48 of the top 50 Amazon EC2 customers use Graviton2 instances to deliver superior price performance to their customers. At re:Invent 2021, AWS announced new compute optimized instances featuring Graviton3 processors that will provide an additional 25% better performance over comparable Graviton2-based instances.
•A total of three new instance types powered by AWS-designed chips, including compute optimized instances featuring Graviton3 processors that provide up to 25% better performance over comparable Graviton2 instances, new instances powered by AWS Trainium chips that provide the best price performance and the fastest time to train most machine learning models in Amazon EC2, and storage optimized instances that feature new AWS Nitro SSDs for the best storage performance for I/O-intensive workloads.
•Six new capabilities for Amazon SageMaker, AWS’s industry-leading machine learning service, that make it even easier to prepare and gather data for machine learning, train models faster, optimize the type and amount of compute needed for inference, and expand machine learning to an even broader audience.

•AWS Cloud WAN, a managed wide area network service that makes it faster and easier for enterprises to build, manage, and monitor a unified global network that seamlessly connects cloud and on-premises environments.
•AWS IoT TwinMaker, which makes it faster and easier for developers to create digital twins of real-world systems like buildings, factories, industrial equipment, and production lines.
•AWS IoT FleetWise, which makes it easier and more cost-effective for automakers to collect, transform, and transfer vehicle data to the cloud in near-real time.
•New serverless options for Amazon Redshift, Amazon Managed Streaming for Apache Kafka, and Amazon EMR that make it easier to analyze data at any scale without having to configure, scale, or manage the underlying infrastructure.
•AWS Amplify Studio, a visual development environment that allows developers to create web application user interfaces with minimal coding.
•Four new storage services and capabilities for Amazon S3 Glacier, Amazon FSx, Amazon EBS Snapshots, and AWS Backup that deliver more choice, reduce costs, and help customers better protect their data.
•New capabilities for Amazon Relational Database Services, Amazon DynamoDB, and Amazon DevOps Guru that make it easier and more cost efficient for customers to customize their database environment, run the right databases for their job, and use machine learning to better detect and diagnose database-related performance issues.
•AWS announced the general availability of Babelfish for Amazon Aurora PostgreSQL-Compatible Edition, a new capability that allows customers to run applications written for Microsoft SQL Server directly in Amazon Aurora with little to no code changes.
•AWS announced the general availability of Amazon EC2 Hpc6a instances, a new instance type that is purpose-built for high-performance computing workloads, like genomics, computational fluid dynamics, weather forecasting, molecular dynamics, computational chemistry, financial risk modeling, computer-aided engineering, and seismic imaging.
•AWS continued to expand its infrastructure footprint around the world, opening the AWS Asia Pacific (Jakarta) Region and announcing plans to launch the AWS Canada West (Calgary) Region in late 2023 or early 2024. Newly released AWS economic impact studies estimate that the AWS Asia Pacific (Jakarta) Region will create 24,700 direct and indirect jobs through a planned investment of $5 billion (IDR$71 trillion) in Indonesia over the next 15 years, and AWS will invest over $17 billion (CA$21 billion) in Canada by 2037 on the construction and operation of its two Canadian infrastructure Regions. Globally, AWS has 84 Availability Zones across 26 geographic Regions, with announced plans to launch 24 more Availability Zones and eight more AWS Regions.

Investing in Employees and Our Workplace
•Amazon now employs more than 1.6 million people worldwide and continues to invest in offering industry-leading pay and benefits. This includes an average starting wage for front-line employees of more than $18 per hour in the U.S. and comprehensive benefits for full-time employees. These benefits include health, vision, and dental insurance; a 401(k) with 50% company match; up to 20 weeks paid parental leave; and Amazon’s Career Choice program, through which the company fully funds the cost of an employee’s college tuition, including classes, books, and fees. Amazon also expanded its incentives for front-line employees to get vaccinated against COVID-19 to include $40 for boosters. Each front-line employee is eligible to receive up to $120 ($40 per dose), and new hires who join the company fully vaccinated are given a $100 new-hire bonus.
•Amazon launched Make Every Day Better for Employees, a new mechanism to help keep employees up to date on changes the company is making based on employee feedback. The first employee-prompted updates rolled out by the company included enhanced mental health and well-being resources, workplace technology improvements, and support for immigration needs.
•Amazon is helping bring more parents back to the workforce through the company’s new FamilyFlex program. The program provides greater flexibility and benefits to eligible hourly employees in the U.S., including scheduling options, child care resources, and Anytime Pay for employees looking to access their earnings without waiting for payday.
•Amazon launched a new tool, Project Juno, to help military spouses continue their careers at Amazon when their partners need to move on military orders. Created by military spouses for military spouses, Project Juno helps a member of Amazon’s team find the same job or a similar role near their new home within 48 hours.

Supporting Local Communities and the Economy
•The Amazon Housing Equity Fund, the company’s $2 billion commitment to creating and preserving affordable homes, launched a $21 million pilot program to accelerate opportunities for real estate developers of color. The program is open to developers focused on affordable housing initiatives in the Puget Sound region of Washington state; the Arlington, Virginia region; and Nashville, Tennessee. The program includes professional education, training, mentorship, and grant funding to help cover upfront real estate development costs. Separately, the Amazon Housing Equity Fund also committed $160 million in low-rate loans to help preserve more than 1,300 affordable homes for 99 years in Arlington.
•To further underscore Amazon’s ongoing commitment to gender equity, Amazon signed the United Nation's Women’s Empowerment Principles (WEPs). The WEPs, established by the United Nations Global Compact and UN Women, help businesses collectively promote gender equity and empower women in the workplace and global community.
•Amazon announced a $1 million contribution to the Resilience Fund for Women in Global Value Chains. Founded in 2020, the fund aims to tackle systemic challenges underlying the profound and pressing needs of women during the COVID-19 pandemic with local, women-led solutions.
•Amazon donated more than 300,000 emergency aid items, including clothing, food, generators, medical supplies, shelter equipment, and water, to support communities affected by tornadoes in the Midwest and Southern U.S.; wildfires in Colorado; and flooding in Chennai and Uttarakhand, India, and in British Columbia, Canada.
•Amazon announced it has now delivered more than 20 million meals to vulnerable families disproportionately impacted by COVID-19 in more than 25 U.S. cities and communities in Australia, Japan, Singapore, Spain, and the UK. Since March 2020, Amazon has volunteered its delivery network to support food banks and community organizations by delivering groceries and pre-packaged meals to hard-hit areas.
•Amazon released economic impact figures in France, Italy, Spain, and the UK:
•In France, Amazon invested over €11 billion between 2010 and 2020. Since launching Amazon.fr in 2000, over 14,500 permanent jobs have been created, and there are over 13,000 small and medium-sized businesses selling on Amazon in France, resulting in more than 25,000 indirect jobs to run the online businesses.
•In Italy, Amazon has invested €8.7 billion between 2010 and 2020. Since launching Amazon.it in 2010, over 12,500 permanent jobs have been created, and there are over 18,000 small and medium-sized businesses selling on Amazon in Italy, resulting in more than 50,000 indirect jobs to run the online businesses.
•In Spain, Amazon invested over €6.8 billion between 2010 and 2020. Since launching Amazon.es in 2011, over 15,000 permanent jobs have been created, and there are over 12,000 small and medium-sized businesses selling on Amazon in Spain, resulting in more than 30,000 indirect jobs to run the online businesses.
•In the UK, Amazon has invested £32 billion between 2010 and 2020. Since launching Amazon.co.uk in 1998, over 70,000 permanent jobs have been created, and there are over 65,000 small and medium-sized businesses selling on Amazon in the UK, resulting in more than 175,000 indirect jobs to run the online businesses.
•Amazon expanded access to free cloud skills training as part of AWS’s mission to educate 29 million people by 2025. These learning programs and experiences include the launch of AWS Skill Builder, a new digital learning experience; the addition of AWS courses to the Amazon.com website; the expansion of the AWS re/Start global reskilling program; and the opening of the AWS Skills Center in Seattle, Amazon’s first dedicated, in-person cloud learning space.
•Amazon announced new initiatives to make machine learning more accessible for anyone interested in learning and experimenting with the technology. The AWS Artificial Intelligence & Machine Learning Scholarship is a $10 million education and scholarship program aimed at preparing underrepresented and underserved students globally for careers in machine learning. Amazon SageMaker Studio Lab makes it easy to quickly set up a machine learning development environment for learning and experimentation at no cost.

Protecting the Planet
•Amazon welcomed 16 new companies to The Climate Pledge, including Snap Inc. and Fortescue Metals Group, bringing the total number of companies that have pledged to achieve net-zero carbon emissions by 2040 to 217. Pledge signatories generated over $1.9 trillion in global annual revenue in 2020 and have over 7 million employees across 29 industries in 24 countries.

•Amazon announced a range of initiatives during the United Nations Climate Change Conference (COP26) to fight climate change. The initiatives include:
•Mobilizing $1 billion to protect tropical forests via the LEAF (Lowering Emissions by Accelerating Forest finance) Coalition, an ambitious public-private initiative designed to protect tropical forests and support sustainable development.
•Joining the First Movers Coalition, a partnership between the World Economic Forum and the U.S. Office of the Special Presidential Envoy for Climate John Kerry to promote buying low-carbon products.
•Participating in the Corporate Clean Energy Demand Initiative to promote countries and companies working together to advance shared clean energy goals by leveraging corporate clean energy commitments.
•Joining the Sustainable Aviation Buyers Alliance and helping to found the Aviators Group to accelerate the transition to net-zero emissions air transport.
•Amazon received the Terra Carta Seal Award from His Royal Highness Prince Charles in recognition of the company’s climate leadership. The Terra Carta Seal is awarded to companies that hold a leadership position within their industry and that have credible transition roadmaps underpinned by globally recognized, scientific metrics for achieving net-zero carbon emissions by 2050 or earlier.
•Amazon announced 18 new utility-scale wind and solar energy projects in Finland, Germany, Italy, Spain, the UK, and the U.S., representing 2 gigawatts of new clean energy capacity and increasing Amazon’s renewable energy procurement by 40% in one year. With 274 renewable energy projects, Amazon continues to be the largest corporate buyer of renewable energy globally and is on a path to power 100% of its business operations with renewable energy by 2025—five years ahead of its 2030 target.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of February 3, 2022, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as uncertainty regarding the impacts of the COVID-19 pandemic, fluctuations in foreign exchange rates, changes in global economic conditions and customer demand and spending, inflation, labor market and global supply chain constraints, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of February 3, 2022 regarding the impacts of the COVID-19 pandemic on our operations as well as the effect of other factors discussed above.
First Quarter 2022 Guidance
•Net sales are expected to be between $112.0 billion and $117.0 billion, or to grow between 3% and 8% compared with first quarter 2021. This guidance anticipates an unfavorable impact of approximately 150 basis points from foreign exchange rates.
•Operating income is expected to be between $3.0 billion and $6.0 billion, compared with $8.9 billion in first quarter 2021. This guidance includes approximately $1.0 billion lower depreciation expense due to increases in the estimated useful lives of our servers and networking equipment beginning on January 1, 2022.
•This guidance assumes, among other things, that no additional business acquisitions, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results and outcomes could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, the global economic climate and additional or unforeseen effects from the COVID-19 pandemic amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

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AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$30,202	$30,177	$36,410	$42,377
OPERATING ACTIVITIES:
Net income	7,222	14,323	21,331	33,364
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	7,618	9,802	25,251	34,296
Stock-based compensation	2,562	3,680	9,208	12,757
Other operating expense (income), net	(487)	65	(71)	137
Other expense (income), net	(1,327)	(11,932)	(2,582)	(14,306)
Deferred income taxes	(1,636)	(3,623)	(554)	(310)
Changes in operating assets and liabilities:
Inventories	329	(1,915)	(2,849)	(9,487)
Accounts receivable, net and other	(4,560)	(6,556)	(8,169)	(18,163)
Accounts payable	13,249	7,989	17,480	3,602
Accrued expenses and other	7,127	9,333	5,754	2,123
Unearned revenue	333	920	1,265	2,314
Net cash provided by (used in) operating activities	30,430	22,086	66,064	46,327
INVESTING ACTIVITIES:
Purchases of property and equipment	(14,824)	(18,935)	(40,140)	(61,053)
Proceeds from property and equipment sales and incentives	1,629	2,465	5,096	5,657
Acquisitions, net of cash acquired, and other	(380)	(381)	(2,325)	(1,985)
Sales and maturities of marketable securities	17,338	12,537	50,237	59,384
Purchases of marketable securities	(20,801)	(8,266)	(72,479)	(60,157)
Net cash provided by (used in) investing activities	(17,038)	(12,580)	(59,611)	(58,154)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	2,434	2,667	6,796	7,956
Repayments of short-term debt, and other	(2,291)	(2,659)	(6,177)	(7,753)
Proceeds from long-term debt	531	200	10,525	19,003
Repayments of long-term debt	(113)	(1,001)	(1,553)	(1,590)
Principal repayments of finance leases	(2,368)	(2,260)	(10,642)	(11,163)
Principal repayments of financing obligations	(9)	(47)	(53)	(162)
Net cash provided by (used in) financing activities	(1,816)	(3,100)	(1,104)	6,291
Foreign currency effect on cash, cash equivalents, and restricted cash	599	(106)	618	(364)
Net increase (decrease) in cash, cash equivalents, and restricted cash	12,175	6,300	5,967	(5,900)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$42,377	$36,477	$42,377	$36,477
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$201	$367	$916	$1,098
Cash paid for operating leases	1,201	1,693	4,475	6,722
Cash paid for interest on finance leases	128	114	612	521
Cash paid for interest on financing obligations	31	37	102	153
Cash paid for income taxes, net of refunds	420	334	1,713	3,688
Assets acquired under operating leases	4,347	5,808	16,217	25,369
Property and equipment acquired under finance leases	2,695	1,608	11,588	7,061
Property and equipment acquired under build-to-suit arrangements	1,039	1,914	2,267	5,616

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021

Net product sales	$71,056	$71,416	$215,915	$241,787
Net service sales	54,499	65,996	170,149	228,035
Total net sales	125,555	137,412	386,064	469,822
Operating expenses:
Cost of sales	79,284	82,835	233,307	272,344
Fulfillment	18,474	22,445	58,517	75,111
Technology and content	12,049	15,313	42,740	56,052
Marketing	7,403	10,810	22,008	32,551
General and administrative	1,968	2,525	6,668	8,823
Other operating expense (income), net	(496)	24	(75)	62
Total operating expenses	118,682	133,952	363,165	444,943
Operating income	6,873	3,460	22,899	24,879
Interest income	100	118	555	448
Interest expense	(414)	(482)	(1,647)	(1,809)
Other income (expense), net	1,206	11,838	2,371	14,633
Total non-operating income (expense)	892	11,474	1,279	13,272
Income before income taxes	7,765	14,934	24,178	38,151
Provision for income taxes	(566)	(612)	(2,863)	(4,791)
Equity-method investment activity, net of tax	23	1	16	4
Net income	$7,222	$14,323	$21,331	$33,364
Basic earnings per share	$14.38	$28.21	$42.64	$65.96
Diluted earnings per share	$14.09	$27.75	$41.83	$64.81
Weighted-average shares used in computation of earnings per share:
Basic	502	508	500	506
Diluted	513	516	510	515

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021

Net income	$7,222	$14,323	$21,331	$33,364
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(34), $12, $(36) and $47	820	(67)	561	(819)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $(12), $41, $(83) and $72	34	(234)	273	(343)
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $3, $0, $8 and $13	(5)	—	(28)	(34)
Net unrealized gains (losses) on available-for-sale debt securities	29	(234)	245	(377)
Total other comprehensive income (loss)	849	(301)	806	(1,196)
Comprehensive income	$8,071	$14,022	$22,137	$32,168

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2021	2020	2021

North America
Net sales	$75,346	$82,360	$236,282	$279,833
Operating expenses	72,400	82,566	227,631	272,562
Operating income (loss)	$2,946	$(206)	$8,651	$7,271

International
Net sales	$37,467	$37,272	$104,412	$127,787
Operating expenses	37,104	38,899	103,695	128,711
Operating income (loss)	$363	$(1,627)	$717	$(924)

AWS
Net sales	$12,742	$17,780	$45,370	$62,202
Operating expenses	9,178	12,487	31,839	43,670
Operating income	$3,564	$5,293	$13,531	$18,532

Consolidated
Net sales	$125,555	$137,412	$386,064	$469,822
Operating expenses	118,682	133,952	363,165	444,943
Operating income	6,873	3,460	22,899	24,879
Total non-operating income (expense)	892	11,474	1,279	13,272
Provision for income taxes	(566)	(612)	(2,863)	(4,791)
Equity-method investment activity, net of tax	23	1	16	4
Net income	$7,222	$14,323	$21,331	$33,364

Segment Highlights:
Y/Y net sales growth:
North America	40%	9%	38%	18%
International	57	(1)	40	22
AWS	28	40	30	37
Consolidated	44	9	38	22
Net sales mix:
North America	60%	60%	61%	60%
International	30	27	27	27
AWS	10	13	12	13
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)
 (unaudited)

	December 31, 2020	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$42,122	$36,220
Marketable securities	42,274	59,829
Inventories	23,795	32,640
Accounts receivable, net and other	24,542	32,891
Total current assets	132,733	161,580
Property and equipment, net	113,114	160,281
Operating leases	37,553	56,082
Goodwill	15,017	15,371
Other assets	22,778	27,235
Total assets	$321,195	$420,549
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,539	$78,664
Accrued expenses and other	44,138	51,775
Unearned revenue	9,708	11,827
Total current liabilities	126,385	142,266
Long-term lease liabilities	52,573	67,651
Long-term debt	31,816	48,744
Other long-term liabilities	17,017	23,643
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 527 and 532
Outstanding shares — 503 and 509	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	42,865	55,538
Accumulated other comprehensive income (loss)	(180)	(1,376)
Retained earnings	52,551	85,915
Total stockholders’ equity	93,404	138,245
Total liabilities and stockholders’ equity	$321,195	$420,549

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$55,292	$66,064	$67,213	$59,322	$54,671	$46,327	(30)%
Operating cash flow -- TTM Y/Y growth	56%	72%	69%	16%	(1)%	(30)%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$25,791	$35,044	$40,803	$47,176	$52,119	$55,396	58%
Principal repayments of finance leases -- TTM	$11,054	$10,642	$11,448	$11,435	$11,271	$11,163	5%
Principal repayments of financing obligations -- TTM	$68	$53	$103	$116	$124	$162	209%
Equipment acquired under finance leases -- TTM (1)	$11,116	$9,104	$8,936	$7,295	$5,738	$4,422	(51)%
Principal repayments of all other finance leases -- TTM (2)	$413	$427	$525	$550	$582	$687	61%
Free cash flow -- TTM (3)	$29,501	$31,020	$26,410	$12,146	$2,552	$(9,069)	(129)%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$18,379	$20,325	$14,859	$595	$(8,843)	$(20,394)	(200)%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$17,904	$21,436	$16,846	$4,185	$(3,892)	$(14,340)	(167)%
Common shares and stock-based awards outstanding	518	518	519	522	523	523	1%
Common shares outstanding	502	503	504	506	507	509	1%
Stock-based awards outstanding	16	15	15	16	16	14	(8)%
Stock-based awards outstanding -- % of common shares outstanding	3.3%	3.0%	2.9%	3.1%	3.1%	2.8%	N/A
Results of Operations
Worldwide (WW) net sales	$96,145	$125,555	$108,518	$113,080	$110,812	$137,412	9%
WW net sales -- Y/Y growth, excluding F/X	36%	42%	41%	24%	15%	10%	N/A
WW net sales -- TTM	$347,946	$386,064	$419,130	$443,298	$457,965	$469,822	22%
WW net sales -- TTM Y/Y growth, excluding F/X	31%	37%	40%	36%	30%	21%	N/A
Operating income	$6,194	$6,873	$8,865	$7,702	$4,852	$3,460	(50)%
F/X impact -- favorable (unfavorable)	$133	$142	$107	$7	$(20)	$57	N/A
Operating income -- Y/Y growth (decline), excluding F/X	92%	74%	120%	32%	(21)%	(50)%	N/A
Operating margin -- % of WW net sales	6.4%	5.5%	8.2%	6.8%	4.4%	2.5%	N/A
Operating income -- TTM	$19,905	$22,899	$27,775	$29,634	$28,292	$24,879	9%
Operating income -- TTM Y/Y growth (decline), excluding F/X	36%	54%	93%	73%	41%	8%	N/A
Operating margin -- TTM % of WW net sales	5.7%	5.9%	6.6%	6.7%	6.2%	5.3%	N/A
Net income	$6,331	$7,222	$8,107	$7,778	$3,156	$14,323	98%
Net income per diluted share	$12.37	$14.09	$15.79	$15.12	$6.12	$27.75	97%
Net income -- TTM	$17,377	$21,331	$26,903	$29,438	$26,263	$33,364	56%
Net income per diluted share -- TTM	$34.21	$41.83	$52.59	$57.47	$51.14	$64.81	55%
______________________________
(1)For the twelve months ended December 31, 2020 and 2021, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $11,588 million and $7,061 million.
(2)For the twelve months ended December 31, 2020 and 2021, this amount relates to property included in “Principal repayments of finance leases” of $10,642 million and $11,163 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Y/Y % Change
Segments
North America Segment:
Net sales	$59,373	$75,346	$64,366	$67,550	$65,557	$82,360	9%
Net sales -- Y/Y growth, excluding F/X	39%	40%	39%	21%	10%	9%	N/A
Net sales -- TTM	$214,606	$236,282	$254,521	$266,635	$272,819	$279,833	18%
Operating income	$2,252	$2,946	$3,450	$3,147	$880	$(206)	(107)%
F/X impact -- favorable (unfavorable)	$—	$7	$8	$34	$14	$32	N/A
Operating income -- Y/Y growth (decline), excluding F/X	76%	55%	162%	45%	(62)%	(108)%	N/A
Operating margin -- % of North America net sales	3.8%	3.9%	5.4%	4.7%	1.3%	(0.2)%	N/A
Operating income -- TTM	$7,604	$8,651	$10,789	$11,795	$10,423	$7,271	(16)%
Operating margin -- TTM % of North America net sales	3.5%	3.7%	4.2%	4.4%	3.8%	2.6%	N/A
International Segment:
Net sales	$25,171	$37,467	$30,649	$30,721	$29,145	$37,272	(1)%
Net sales -- Y/Y growth, excluding F/X	33%	50%	50%	26%	15%	3%	N/A
Net sales -- TTM	$90,758	$104,412	$115,955	$124,008	$127,982	$127,787	22%
Operating income (loss)	$407	$363	$1,252	$362	$(911)	$(1,627)	(549)%
F/X impact -- favorable (unfavorable)	$152	$232	$270	$199	$24	$(58)	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	N/A	N/A	347%	(53)%	(330)%	(533)%	N/A
Operating margin -- % of International net sales	1.6%	1.0%	4.1%	1.2%	(3.1)%	(4.4)%	N/A
Operating income (loss) -- TTM	$(262)	$717	$2,367	$2,384	$1,066	$(924)	(229)%
Operating margin -- TTM % of International net sales	(0.3)%	0.7%	2.0%	1.9%	0.8%	(0.7)%	N/A
AWS Segment:
Net sales	$11,601	$12,742	$13,503	$14,809	$16,110	$17,780	40%
Net sales -- Y/Y growth, excluding F/X	29%	28%	32%	37%	39%	40%	N/A
Net sales -- TTM	$42,582	$45,370	$48,654	$52,655	$57,164	$62,202	37%
Operating income	$3,535	$3,564	$4,163	$4,193	$4,883	$5,293	48%
F/X impact -- favorable (unfavorable)	$(20)	$(96)	$(171)	$(226)	$(58)	$83	N/A
Operating income -- Y/Y growth, excluding F/X	57%	41%	41%	32%	40%	46%	N/A
Operating margin -- % of AWS net sales	30.5%	28.0%	30.8%	28.3%	30.3%	29.8%	N/A
Operating income -- TTM	$12,563	$13,531	$14,619	$15,455	$16,803	$18,532	37%
Operating margin -- TTM % of AWS net sales	29.5%	29.8%	30.0%	29.4%	29.4%	29.8%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Y/Y % Change
Net Sales
Online stores (1)	$48,350	$66,451	$52,901	$53,157	$49,942	$66,075	(1)%
Online stores -- Y/Y growth, excluding F/X	37%	43%	41%	13%	3%	1%	N/A
Physical stores (2)	$3,788	$4,022	$3,920	$4,198	$4,269	$4,688	17%
Physical stores -- Y/Y growth, excluding F/X	(10)%	(7)%	(16)%	10%	12%	16%	N/A
Third-party seller services (3)	$20,436	$27,327	$23,709	$25,085	$24,252	$30,320	11%
Third-party seller services -- Y/Y growth, excluding F/X	53%	54%	60%	34%	18%	12%	N/A
Subscription services (4)	$6,572	$7,061	$7,580	$7,917	$8,148	$8,123	15%
Subscription services -- Y/Y growth, excluding F/X	32%	34%	34%	28%	23%	16%	N/A
Advertising services (5)	$4,982	$7,350	$6,381	$7,451	$7,612	$9,716	32%
Advertising services -- Y/Y growth, excluding F/X	52%	66%	76%	88%	52%	33%	N/A
AWS	$11,601	$12,742	$13,503	$14,809	$16,110	$17,780	40%
AWS -- Y/Y growth, excluding F/X	29%	28%	32%	37%	39%	40%	N/A
Other (6)	$416	$602	$524	$463	$479	$710	18%
Other -- Y/Y growth, excluding F/X	18%	42%	49%	34%	15%	19%	N/A

Stock-based Compensation Expense
Cost of sales	$75	$91	$90	$145	$126	$179	96%
Fulfillment	$316	$364	$342	$566	$473	$565	55%
Technology and content	$1,267	$1,412	$1,228	$1,887	$1,627	$1,903	35%
Marketing	$446	$476	$456	$691	$657	$726	52%
General and administrative	$184	$219	$190	$302	$297	$307	41%
Total stock-based compensation expense	$2,288	$2,562	$2,306	$3,591	$3,180	$3,680	44%
Other
WW shipping costs	$15,063	$21,465	$17,162	$17,747	$18,108	$23,656	10%
WW shipping costs -- Y/Y growth	57%	67%	57%	30%	20%	10%	N/A
WW paid units -- Y/Y growth (7)	46%	47%	44%	15%	8%	3%	N/A
WW seller unit mix -- % of WW paid units (7)	54%	55%	55%	56%	56%	56%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	1,125,300	1,298,000	1,271,000	1,335,000	1,468,000	1,608,000	24%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	50%	63%	51%	52%	30%	24%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(5)Includes sales of advertising services to sellers, vendors, publishers, authors, and others, through programs such as sponsored ads, display, and video advertising.
(6)Includes sales related to various other service offerings. “Other” sales excludes Advertising services sales, which are reported separately above.
(7)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.
AWS Customers
•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr